Exhibit 99.1

news release

Encana strengthens its condensate-focused growth plan in the Montney with innovative midstream agreement

Calgary, Alberta (April 2, 2018) TSX, NYSE: ECA

Encana Corporation (Encana) has reached an agreement with Keyera Partnership, a subsidiary of Keyera Corp. (Keyera), under which Keyera will acquire and fund the remaining development of Encana’s Pipestone Liquids Hub and Encana’s planned Pipestone Processing Facility. This agreement provides Encana with an additional 33,000 barrels per day (bbls/d) of net raw condensate processing capacity and 170 million cubic feet per day (MMcf/d) of net inlet natural gas processing capacity. Keyera will provide Encana with processing services under a competitive fee-for-service arrangement.

“We are pleased to expand our relationship with Keyera and to have completed another highly innovative midstream agreement that significantly reduces our financial obligations compared to a traditional take-or-pay structure,” said Renee Zemljak, Encana’s Executive Vice-President, Midstream, Marketing & Fundamentals. “This agreement strongly supports our condensate-focused growth plan in the Montney, advances our five-year plan and demonstrates our commitment to capital discipline and efficiency.”

Under the agreement, Keyera will acquire and fund the remaining development of Encana’s Pipestone Liquids Hub, currently estimated at a total of approximately C$105 million. The Pipestone Liquids Hub is expected to start up in the fourth quarter of 2018 providing Encana with an additional 14,000 bbls/d of net raw condensate processing capacity. This supports the company’s plan to double its Montney liquids production from the fourth quarter of 2017 to the fourth quarter of 2018.

Keyera will also own and fund Encana’s planned Pipestone Processing Facility which will include associated acid gas disposal and water handling infrastructure and be located alongside the Pipestone Liquids Hub. Designed to accommodate future capacity expansion, the initial facility will provide Encana with 19,000 bbls/d of net raw condensate processing capacity plus 170 MMcf/d of net inlet natural gas processing capacity. The Pipestone Processing Facility is expected to start up in 2021.

Keyera will provide Encana with condensate and natural gas processing services under a competitive fee-for-service arrangement. This increases Encana’s flexibility and significantly reduces its financial obligations compared to a traditional take-or-pay agreement. With a land dedication structure which is subject to existing processing facilities that Encana owns in the area, Encana’s financial obligation is a revenue guarantee on a fraction of its initial capacity rights.

Encana and Keyera will jointly develop the facilities, with Encana managing the design, construction and initial operation. Keyera will oversee all commercial and ownership activities for both facilities. The sales proceeds received by Encana under the transaction are approximately C$39 million, subject to post-closing adjustments. The effective date of the agreement is March 1, 2018.

Encana Corporation

Encana Corporation is a leading North American energy producer that is focused on developing its strong portfolio of resource plays, held directly and indirectly through its subsidiaries, producing oil, natural gas liquids (NGLs) and natural gas. By partnering with employees, community organizations and other businesses, Encana contributes to the strength and sustainability of the communities where it operates. Encana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. FLS include: expectation that closing conditions will be satisfied and timing thereof; expected capacity, cost and timing of the liquids hub and processing facilities; anticipated benefits of the transaction, including term, financial obligations and benefits compared to other structures; growth and five-year plan in the Montney; commitment to capital discipline and efficiency; and anticipated proceeds.

Readers are cautioned against unduly relying on FLS which involve assumptions, risks and uncertainties that may cause FLS not to occur or results to differ materially. These assumptions include: future commodity prices and differentials; assumptions contained in corporate guidance and five-year plan; results from innovations; access to transportation and processing facilities; expectation that counterparties will fulfill their obligations under the gathering, midstream and marketing agreements; access to transportation and processing facilities where Encana operates; and expectations and projections made in light of Encana’s historical experience and its perception of historical

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trends. Risks and uncertainties include: risks inherent to closing the transaction including timing thereof; adjustments that may reduce anticipated proceeds; ability to generate sufficient cash flow to meet obligations; commodity price volatility; ability to secure adequate transportation and potential curtailments; delays in infrastructure construction; unexpected technical difficulties; counterparty and credit risk; failure to achieve cost and efficiency initiatives; risks inherent in marketing operations; risks inherent in corporate guidance and five-year plan; and other risks and uncertainties impacting Encana’s business, as described in its Annual Report on Form 10-K and from time to time in other periodic filings as filed on SEDAR and EDGAR.

Although Encana believes the expectations represented by FLS are reasonable, there can be no assurance FLS will prove to be correct. Readers are cautioned that the above assumptions, risks and uncertainties are not exhaustive. FLS are made as of the date of this news release and, except as required by law, Encana undertakes no obligation to update publicly or revise any FLS. The FLS contained herein are expressly qualified by these cautionary statements.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Investor contact:	Media contact:
Corey Code	Simon Scott
Vice-President, Investor Relations	Vice-President, Communications
(403) 645-4606	(403) 645-2526

Patti Posadowski	Jay Averill
Sr. Advisor, Investor Relations	Director, Media Relations
(403) 645-2252	(403) 645-4747

SOURCE: Encana Corporation

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